Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-286265 on Form S-3 and Registration Statement Nos. 333-41393, 333-41401, 333-41403, 333-80559, 333-80571, 333-98035, 333-101239, 333-122962, 333-150555, 333-257519, 333-275707, 333-280735, and 333-297163 on Form S-8 of Progress Software Corporation of our reports dated April 15, 2026, relating to the consolidated financial statements of Domo, Inc. as of January 31, 2025 and 2026, and for each of the three years in the period ended January 31, 2026, and the effectiveness of internal control over financial reporting of Domo, Inc. as of January 31, 2026, appearing in this Current Report on Form 8-K/A of Progress Software Corporation.

/s/ Ernst & Young LLP

Salt Lake City, Utah
October 29, 2026